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                                                                     EXHIBIT 5.1




                    [Gibson, Dunn & Crutcher LLP Letterhead]

                                  May 18, 1999







(415) 393-8200                                                     C 18949-00002



CRL Network Services, Inc.
One Kearny Street, Suite 1450
San Francisco, CA  94108


        Re:    CRL Network Services, Inc. - Form S-1
               Registration Statement (No. 333-74793)


Ladies and Gentlemen:

        We are acting as special counsel for CRL Network Services, Inc., a Delaware corporation (the "Company"), in connection with the registration of up to an aggregate of 6,727,500 shares of the Company's Common Stock, $.0001 par value per share (the "Shares"), on the Registration Statement on Form S-1 (File No. 333-74793), including amendments and exhibits thereto (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Of the 6,727,500 Shares, 877,500 Shares are subject to an option granted to the Underwriters (as defined below) to cover overallotments. The Selling Stockholder (as defined in the Registration Statement) proposes to sell 850,000 shares of the Shares (1,727,500 of the Shares if all of the over-allotment option shares are sold by the Selling Stockholder). We understand that the Company and Mr. James G. Couch propose to sell the Shares to a group of underwriters (the "Underwriters") represented by CIBC World Markets Corp. and Lehman Brothers Inc. for offering to the public.

        On the basis of such investigation as we have deemed necessary, we are of the opinion that the Shares (i) have been duly authorized and (ii) when issued and sold in the manner described in the Registration Statement and in accordance with an underwriting agreement to be




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CRL Network Services, Inc.
May 18, 1999
Page 2




entered into among the Company, the Selling Stockholder and the Underwriters substantially in the form filed as an exhibit to the Registration Statement, will be legally issued, fully paid and nonassessable.

        We are admitted to practice in California. We are not admitted to practice in Delaware. However, we are generally familiar with Delaware General Corporation Law and have made such review thereof as we consider necessary for the purpose of rendering this opinion. Subject to the foregoing, this opinion is limited to the Delaware General Corporation Law and the present federal laws of the United States.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of person whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Commission. This opinion is rendered solely for your benefit and may not be otherwise copied, quoted or relied upon without prior written consent.



                                       Very truly yours,



                                       /s/ Gibson, Dunn & Crutcher LLP
                                       GIBSON, DUNN & CRUTCHER LLP



KRL/LAF/PLW